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                                                                  EXHIBIT 99.1


                          [PROTECTION ONE LETTERHEAD]



FOR FURTHER INFORMATION CONTACT:
Mr. John W. Hesse Executive Vice President and Chief Financial Officer (503) 520-6010 or John E. Mack III Vice President-
Business Development (310) 649-1202

FOR IMMEDIATE RELEASE
- ---------------------

              PROTECTION ONE ANNOUNCES AGREEMENT TO ACQUIRE 19,000
       SUBSCRIBERS AND RELATED SECURITY BUSINESSES AND ASSETS IN ARIZONA
                                 AND NEW MEXICO

        Culver City, California, and Portland, Oregon, May 24, 1996 - Protection One (NASDAQ National Market symbol: ALRM) announced today that it reached agreement to acquire the stock of Metrol Security Services, Inc. and its subsidiaries ("Metrol") for a purchase price of approximately $15.0 million, including $2.0 million for the property, plant and equipment (net assets); in addition Protection One will repay approximately $15.0 million of Metrol's indebtedness in connection with the acquisition. Metrol is a leading security alarm company with approximately 19,000 alarm monitoring subscribers, an alarm response business serving approximately 5,500 subscribers and other ancillary security businesses including guard services, a national accounts program, an integrated system division and probation monitoring. Metrol's subscriber base is 70% residential and is located primarily in Phoenix (54%) and Tucson (41%), Arizona. The remainder of the accounts are located in the Albuquerque/Santa
Fe, New Mexico area.

        With the acquisition of Metrol, selected "Dealer of the Year" in 1993 by Security Distributing and Marketing magazine and currently ranked the 28th largest security company in the United States, Protection One will increase its already significant presence in the Arizona residential security alarm market. The Company will have approximately 28,000 subscribers in the greater Phoenix and Tucson metropolitan areas, which areas represent 95% of all households in Arizona. Protection One believes its leading market position in Arizona will enable it to (i) accelerate the consolidation of smaller alarm companies through acquisitions at attractive multiples; (ii) increase the number of new subscribers generated by dealers located in Arizona; (iii) increase its ability to obtain reconnects, thereby reducing net attrition; (iv) improve field service efficiency; and (v) offer a bundled package of services including alarm response. Protection One will gain a replacement facility for its current Phoenix location in the acquisition, and will also maintain Metrol's Tucson service branch. In addition, the Company will retain Metrol's service branches in the Albuquerque/Santa Fe area, which will serve as important infrastructure in a new and growing market.
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        The Company estimates the aggregate consideration and liabilities to be paid in connection with the acquisition of Metrol, less the amount paid for the net assets and the anticipated proceeds from the possible sale of certain ancillary assets, will be approximately $26 million, of which 80% will be paid in cash and 20% in common stock. Protection One anticipates closing the acquisition by late June, 1996, subject to satisfaction of closing conditions.

        Jim Mackenzie, Protection One's Chief Executive Officer and President, said "Metrol represents another significant step for Protection One toward comprehensive market leadership in all major markets in Arizona, California, Nevada, New Mexico, Oregon and Washington. With the Metrol acquisition, Protection One will immediately increase its presence in rapidly growing Arizona to more than 15% residential market share (although there are no reliable third party data to independently affirm our estimates), will gain an entry point into an attractive new growth market, New Mexico, and will obtain the necessary infrastructure to offer alarm response as part of a bundled service package. In addition to the recent acquisition of Eagle Sentry in Las Vegas, the Metrol transaction will give Protection One leading market share in the two most rapidly growing states in its region, Arizona and Nevada."

        Mr. Mackenzie further stated, "The addition of Metrol's valuable assets to our current infrastructure combined with the increase in customer density will place us in an excellent position to accelerate MRR and subscriber growth at attractive investment multiples through acquisitions, the Dealer Program and the provision of bundled services including alarm response."

        Protection One provides security alarm monitoring services and sells, installs and services security alarm systems for residential and small business subscribers, substantially all of whom are located in the five western states of Arizona, California, Nevada, Oregon and Washington.